		Exhibit A
Transactions in Shares During the Past Sixty (60) Days
Name of Reporting Person	Date of Transaction	Buy/Sell	Aggregate Amount of Securities	Share Price
Horizon Kinetics Asset Management LLC	7/9/2025	BUY	75,000	$21.00
Horizon Kinetics Asset Management LLC	7/31/2025	BUY	175,000	$21.00
Horizon Kinetics Asset Management LLC	8/14/2025	BUY	850,000	$23.00
Horizon Kinetics Asset Management LLC	8/15/2025	BUY	2,516	$32.11
Horizon Kinetics Asset Management LLC	8/18/2025	BUY	23,730	$34.65
Horizon Kinetics Asset Management LLC	8/19/2025	BUY	51,713	$33.16